Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021 and
Product Supplement EQUITY SUN-1 dated December 29, 2021)

1,252,941 Units $10 principal amount per unit CUSIP No. 06417X242	Pricing Date Settlement Date Maturity Date	February 10, 2022 February 18, 2022 February 26, 2024

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index®
■         Maturity of approximately two years, if not called prior to maturity
■         Automatic call of the notes per unit at $10 plus the Call Premium ($1.155 if the Index is flat or increases above 100.00% of the Starting Value on the Observation
Date)
■         The Observation Date will occur approximately one year after the pricing date
■         If the notes are not called, at maturity:
     ■          a return of 20.00% if the Index is flat or increases up to the Step Up Value
     ■          a return equal to the percentage increase in the Index if the Index increases above the Step Up Value
     ■          1-to-1 downside exposure to decreases in the Index, with up to 100.00% of your principal at risk
■         All payments are subject to the credit risk of The Bank of Nova Scotia
■         No periodic interest payments
■         In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
■         Limited secondary market liquidity, with no exchange listing
■         The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-8 of product supplement EQUITY SUN-1.
The initial estimated value of the notes as of the pricing date is $9.60 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$12,529,410.00
Underwriting discount	$0.20	$ 250,588.20
Proceeds, before expenses, to BNS	$9.80	$12,278,821.80

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
February 10, 2022

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Summary
The Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the Call Amount if the Observation Level of the Market Measure, which is the Nasdaq-100 Index® (the “Index”), is equal to or greater than the Call Level on the Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Premium and Call Amount) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.
Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)	Call Settlement Date:	Approximately the fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described on page PS-25 of product supplement EQUITY SUN-1.
Principal Amount:	$10.00 per unit	Call Premium:	$1.155 per unit if called on the Observation Date (which represents a return of 11.55% over the principal amount).
Term:	Approximately two years, if not called	Ending Value:
The closing level of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY SUN-1.

Market Measure:	The Nasdaq-100 Index® (Bloomberg symbol: “NDX”), a price return index	Step Up Value:	17,646.77 (120.00% of the Starting Value, rounded to two decimal places).
Starting Value:	14,705.64	Step Up Payment:	$2.00 per unit, which represents a return of 20.00% over the principal amount.
Observation Level:	The closing level of the Market Measure on the Observation Date.	Threshold Value:	14,705.64 (100.00% of the Starting Value).
Observation Date:	February 16, 2023. The Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY SUN-1.	Calculation Day:	February 16, 2024
Call Level:	14,705.64 (100.00% of the Starting Value).	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-14.
Call Amount (per Unit):	$11.155 if called on the Observation Date.	Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Determining Payment on the Notes
Automatic Call Provision
The notes will be called automatically if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.
Redemption Amount Determination
If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:
Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY SUN-1 dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000091412121007919/bn57062762--424b2.htm
■	Prospectus supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
■	Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■       You are willing to receive a return on your investment capped at the Call Premium if the Observation Level is equal to or greater than the Call Level.
■       You anticipate that the notes will be automatically called or that the Index will not decrease from the Starting Value to the Ending Value.
■       You are willing to risk a substantial loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to the Ending Value.
■       You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■       You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■       You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.
■       You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■       You want to hold your notes for the full term.
■       You believe that the notes will not be automatically called and the Index will decrease from the Starting Value to the Ending Value.
■       You seek principal repayment or preservation of capital.
■       You seek interest payments or other current income on your investment.
■       You want to receive dividends or other distributions paid on the stocks included in the Index.
■       You seek an investment for which there will be a liquid secondary market.
■       You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors regarding an investment in the notes.
Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date.
Autocallable Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value, the Step Up Payment of $2.00 per unit and the Step Up Value of 120.00% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 100, a hypothetical Step Up Value of 120, the Step Up Payment of $2.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on the Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)(2)	0.00%	$12.00(3)	20.00%
105.00	5.00%	$12.00	20.00%
110.00	10.00%	$12.00	20.00%
115.00	15.00%	$12.00	20.00%
120.00(4)	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
154.00	54.00%	$15.40	54.00%
160.00	60.00%	$16.00	60.00%
(1)	This is the hypothetical Threshold Value.
(2)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 14,705.64, which was the closing level of the Market Measure on the pricing date.

(3)	This amount represents the sum of the principal amount and the Step Up Payment of $2.00.
(4)	This is the hypothetical Step Up Value.
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Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Redemption Amount Calculation Examples
Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	70.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	120.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 154.00, or 154.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	120.00
Ending Value:	154.00
Redemption Amount per unit
Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of product supplement EQUITY SUN-1, page S-2 of the prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
■
If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■	If the notes are called, your investment return is limited to the return represented by the Call Premium.
■	Your investment return may be less than a comparable investment directly in the stocks included in the Index.
Market Measure-Related Risks
■	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
■	You will have no rights of a holder of the securities included in the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
■
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Valuation- and Market-Related Risks
■
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-14.

■
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Index, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

■
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

■
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
■
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
■	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
■	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
■
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus dated December 29, 2021, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-40 of product supplement EQUITY SUN-1.

Additional Risk Factors
Additional Risk Factors Related to General Credit Considerations
The COVID-19 virus may have an adverse impact on BNS.
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which BNS operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which BNS operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of BNS’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on BNS’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to BNS’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of BNS. As a result the business, results of operations, corporate reputation and financial condition of BNS could be adversely impacted for a substantial period of time.
Additional Risk Factors Related to the Market Measure
The notes are subject to risks associated with investments in securities linked to the value of non-U.S. equity securities.
Some of the equity securities composing the Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
Other Terms of the Notes
Business Day
A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
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Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-29 of product supplement EQUITY SUN-1.  None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
General
The Index is a modified market capitalization-weighted index of stocks of 100 of the largest non-financial companies listed on the Nasdaq Stock Market. The Index, which includes companies across a variety of major industry groups, was launched on January 31, 1985, with a base index value of 125.00, as adjusted. Current information regarding the market value of the Index is available from Nasdaq as well as numerous market information services.
The Index share weights of the component securities of the Index at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each Index component security’s influence on the level of the Index is directly proportional to the value of its Index share weight.
Calculation of the Index
 At any moment in time, the value of the Index equals the aggregate value of the then-current Index share weights of each of the Index component securities, which are based on the total shares outstanding of each such Index component security, multiplied by each such security’s respective last sale price on the Nasdaq Stock Market (which may be the official closing price published by the Nasdaq Stock Market), and divided by a scaling factor (the “Divisor”), which becomes the basis for the reported Index value. The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for Index reporting purposes.
Eligibility Criteria
Initial Eligibility Criteria
To be eligible for initial inclusion in the Index, a security must meet the following criteria:
•
the issuer of the security’s U.S. listing must be exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	a security must be issued by a non-financial company;
•	a security may not be issued by an issuer currently in bankruptcy proceedings;
•	a security must have an average daily trading volume of at least 200,000 shares in the previous three months (measured annually during the ranking review process described below);
•
if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States (measured during the ranking review process);

•
the issuer of the security may not have entered into a definitive agreement or other arrangement where the transaction is determined to be highly probable and would likely result in the security no longer being Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•
the security must have “seasoned” on the Nasdaq, NYSE or CBOE. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Continued Eligibility Criteria
In addition, to be eligible for continued inclusion in the Index, the security must meet the following criteria:
•	the issuer of the security’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the security must be issued by a non-financial company;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have an average daily trading volume of at least 200,000 shares in the previous three month trading period (measured during the ranking review process);
•
if the issuer of the security is organized under the laws of a jurisdiction outside the United States, then such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•
the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.
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Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

For the purposes of Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.
These Index eligibility criteria may be revised from time to time by Nasdaq without regard to the securities.
Annual Ranking Review
The composition of the Index is evaluated on an annual basis, except under extraordinary circumstances that may result in an interim evaluation, as follows (this evaluation is referred to herein as the “ranking review”). Securities listed on Nasdaq that meet the applicable eligibility criteria are ranked by market value. Index -eligible securities that are already in the Index and whose issuer is ranked in the top 100 eligible companies (based on market capitalization) are retained in the Index. An Index issuer that is ranked 101 to 125 is generally retained, provided that such issuer was ranked in the top 100 eligible issuers as of the previous ranking review or was added to the Index subsequent to the previous ranking review. Index issuers not meeting such criteria are replaced. Additionally, if at the time of the ranking review an eligible issuer not currently in the Index is ranked within the top 75 eligible securities by market capitalization and is not one of the replacement securities, it will be automatically added to the Index and the smallest issuer by market capitalization will be removed from the index. The replacement securities chosen are those eligible securities not currently in the Index whose issuers have the largest market capitalization. The data used in the ranking includes market data as of the last trading of October and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.
Generally, the list of annual additions and deletions as a result of the annual evaluation is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year other than the ranking review, an Index issuer no longer meets the continued eligibility criteria or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Index, the issuer security will be replaced with the largest market capitalization security not currently in the Index and meeting the initial eligibility criteria listed above. Ordinarily, a security will be removed from the Index at its last sale price. If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in Nasdaq’s discretion, be removed at a zero price. The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the Index is disseminated, which is ordinarily 17:16:00 EST.
Index Maintenance
Changes in the price and/or the number of total share outstanding of each of the Index component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made to the Index as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares for those Index component securities are derived from each security’s total shares outstanding. The index shares for those Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in those Index component securities.
The price of the component security is adjusted for the amount of the special cash dividend. A dividend is considered special if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.
Index Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index share adjustment procedures in March, June and September, the Index will be rebalanced if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24.0% and (2) the “collective weight” of those component securities whose individual current weights are in excess of 4.5%, when added together, exceeds 48.0% of the Index.
If either one or both weight distribution requirements are met upon quarterly review or it is determined that a special rebalancing is required, a weight rebalancing will be performed.
First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24.0%, then the weights of all stocks with weights greater than 4.5% will be scaled down proportionately towards 1.0% for the adjusted weight of the single largest component security to be set to 20.0%.
Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all stocks with weights greater than 4.5% will be scaled down proportionately towards 1.0% for the “collective weight,” so adjusted, to be set to 40.0%.
On an annual basis coinciding with the annual evaluation in December, the Index will be rebalanced if it is determined that the “collective weight” of the five largest component securities by weight, when added together, exceeds 40.0% of the Index. In addition, a special rebalancing of the Index may be conducted at any time if it is determined necessary to maintain the integrity of the Index.
If the weight distribution requirement is met upon the annual evaluation or it is determined that a special rebalancing is required, a weight rebalancing will be performed.
If the “collective weight” of the five largest Index securities by weight, when added together, exceeds 40.0% of the Index at the time of the annual evaluation, those top five securities will be scaled down proportionately towards 1.0% for the “collective weight,” so adjusted, to be set to 38.5%. The excess weight due to capping from the five largest, capped securities is redistributed to the remaining
Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

securities. Thereafter, all other securities are capped at 4.5% and the weight is proportionally redistributed to all securities that have not yet been capped.
In the event of a special rebalance, either coinciding with the quarterly review or annual evaluation (or at any other point in time where necessary), prior month-end shares outstanding and prices for each security in the Index are utilized to calculate the weights that require capping and the associated index shares. If a special rebalance were to occur in accordance with the quarterly scheduled index adjustment or annual evaluation, the index weights will be determined anew based upon the last sale prices and aggregate capitalization of the Index at the close of trading on the last day in February, May, August and November. Changes to the index weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the divisor is made to ensure continuity of the Index.
Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current index weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the component securities. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.
At the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the Index from that cutoff until the quarterly share change effective date with the single exception for corporate actions with an ex-date.
The following graph shows the daily historical performance of the Index in the period from January 1, 2012 through February 10, 2022.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 14,705.64.
Historical Performance of the Index

18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Jan-2012
Jul-2012
Jan-2013
Jul-2013
Jan-2014
Jul-2014
Jan-2015
Jul-2015
Jan-2016
Jul-2016
Jan-2017
Jul-2017
Jan-2018
Jul-2018
Jan-2019
Jul-2019
Jan-2020
Jul-2020
Jan-2021
Jul-2021
Jan-2022

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the levels of the Index.
Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

License Agreement
Nasdaq, Inc. and BNS have entered into a non-exclusive license agreement providing for the license to BNS, in exchange for a fee, of the right to use the Nasdaq-100 Index®, which is owned and published by Nasdaq, Inc. in connection with the notes. The license agreement between Nasdaq, Inc. and BNS provides that the following language must be stated in this term sheet:
The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., together with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to BNS (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-22 of product supplement EQUITY SUN-1.

Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 65 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement EQUITY SUN-1.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-41 of product supplement EQUITY SUN-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Index. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any entity the stock of which is included in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Treasury Department (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any stock included in the Index would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the notes are not “delta-one” with respect to the Index or any U.S. stock included in the Index, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made when the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, any U.S. stock included in the Index or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Index or any U.S. stock included in the Index or the notes.  If you enter, or have entered, into other transactions in respect of the Index or any U.S. stock included in the Index or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is
Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS and those of the issuers of the stocks included in the Index).
Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated December 3, 2021 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on December 3, 2021.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’s Form F-3/A filed with the SEC on December 27, 2021.
Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to the Nasdaq-100 Index® due February 26, 2024

Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-18